Exhibit 99.5

ACCO Brands Corporation

Supplemental Net Sales Growth Analysis

(Unaudited)

	Percent Change - Sales
	Net Sales Growth	Currency Translation	Comparable Sales Growth	Price	Volume
Q1 2011:
ACCO Brands Americas	(4.0%)	1.4%	(5.4%)	1.1%	(6.5%)
ACCO Brands International	2.6%	4.7%	(2.1%)	1.2%	(3.3%)
Computer Products	4.0%	1.3%	2.7%	1.8%	0.9%

Total	(0.7%)	2.5%	(3.2%)	1.2%	(4.4%)